Exhibit 99.1
Dobson Communications Announces Redemption of All Outstanding 12 1/4% and 13% Exchangeable
Preferred Stock
OKLAHOMA CITY, Jan. 25, 2006 — Dobson Communications Corporation (the Company) (Nasdaq:DCEL) announced today that it has called for redemption of all of its outstanding shares of 12 1/4% Exchangeable Preferred Stock (CUSIP: 256069-30-3) and 13% Exchangeable Preferred Stock (CUSIP: 256072-50-5) (collectively, the Preferred Stock). Dividends on the shares of the Preferred Stock will cease to accrue on the redemption date, which is March 1, 2006.
The cash redemption price for the 12 1/4% Exchangeable Preferred Stock is $1,219.53 per share, which represents 100% of the liquidation preference, plus an amount in cash equal to all accumulated and unpaid dividends (including applicable interest for accrued but unpaid dividends) up to, but not including, the redemption date.
The cash redemption price for the 13% Exchangeable Preferred Stock is $1,269.93 per share, which represents 104.333% of the liquidation preference, plus an amount in cash equal to all accumulated and unpaid dividends (including applicable interest for accrued but unpaid dividends) up to, but not including, the redemption date.
As of December 31, 2005, the outstanding principal balance of the 12 1/4% Exchangeable Preferred Stock was $5 million, and the outstanding principal balance for the 13% Exchangeable Preferred Stock was $28 million. The outstanding principal balances for the Preferred Stock do not reflect accrued dividends and redemption premiums.
The formal redemption notices required by the respective Certificates of Designation for the Preferred Stock have been sent, as applicable, to holders of the shares of Preferred Stock. The redemption of the shares of Preferred Stock and the payment of the applicable redemption prices will be in accordance with the terms specified in the redemption notices and the redemption procedures of The Depository Trust Company, 55 Water Street 50th Floor, New York, NY 10041-0099.
Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, changes in the Company’s plans to redeem its Preferred Stock. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation J. Warren Henry, Vice President, Investor Relations (405) 529-8820